SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2006

Open Text Corporation

(Exact name of Registrant as specified in its charter)

Canada	0-27544	98-0154400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Frank Tompa Drive, Waterloo, Ontario, Canada N2L 0A1

(Address of principal executive offices)

(519) 888-7111

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On June 30, 2006, Open Text Corporation (“Open Text” or “the Company”) entered into an agreement with John Wilkerson on the terms of his appointment as Executive Vice President, Global Sales and Services of the Company effective August 1, 2006.

On July 5, 2006, the Company issued a Press Release announcing the appointment.

The Company and Mr. Wilkerson agreed on the following material terms and conditions of Mr. Wilkerson’s appointment: Mr. Wilkerson will receive an annual base salary of USD $350,000 and will be eligible for a targeted annual bonus of USD $300,000, with the actual amount of the bonus to be determined based upon performance criteria mutually agreed upon between the Company and Mr. Wilkerson.

Mr. Wilkerson will also be eligible to receive options to acquire 300,000 Common Shares of Open Text issuable under and subject to the terms of the Open Text 2004 Stock Option Plan (“2004 Plan”), to be granted by the Board with an exercise price equal to the market value as of the date of grant. The options will become vested in 25% annual installments over the four years following the grant, subject to the terms and conditions of the 2004 Plan.

Mr. Wilkerson will also be eligible to participate in the Open Text employee benefits plan, on the same terms as are generally available to all Open Text employees.

Beginning November 1, 2006, in the event of the termination of Mr. Wilkerson’s employment by the Company, for other than gross misconduct or cause, Mr. Wilkerson will be eligible to receive a severance payment equivalent to six months annual base salary.

Mr. Wilkerson is 50 years old. Prior to joining Open Text, Mr. Wilkerson held previous executive positions including U.S. Vice President of Services for Microsoft Consulting Services, a division of Microsoft Corporation, President of Electronic Data Systems Corporation, Global Alliances, Indirect Markets Strategy as well as executive positions at Baan Corporation and Oracle Corporation.

Item 2.02: Results of Operations and Financial Condition

On July 5, 2006, Open Text issued a press release announcing its preliminary financial results for the fourth quarter ended June 30, 2006. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

(a)	Exhibits

Exhibit No.	Description
99.1	Press Release issued by Open Text Corporation on July 5, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN TEXT CORPORATION

July 6, 2006	By:	/s/ Paul J. McFeeters
Paul J. McFeeters
Chief Financial Officer

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Exhibit Index

Exhibit No.	Description
99.1	Press Release issued by Open Text on July 5, 2006.

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